U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
January 11, 2005

SITEWORKS, INC.

Florida	58 -259 0047
(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	IDENTIFICATION NO.)

            2534 N Miami Ave, Miami Florida   33127
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                      (305) 573 9339
  (ISSUER’S TELEPHONE NUMBER, INCLUDING AREA CODE)

  ITEM 4. Changes in Registrant’s Certifying Accountant

  Miami, FL -Site Works Inc (NQB: SRKS) has terminated its contract for auditing services with its auditor Liebman Goldberg & Drogin. The effective date of the termination was June 24, 2004.

  Liebman Goldberg and Drogin "has not completed its audit, never issued an opinion regarding the financial statements for 2002 and 2003; and in fact only gave the registrant draft opinion and financials."

  The principal accountant’s report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles.

  SiteWorks Inc is awaiting Liebman’s letter addressed to the SEC stating whether is agrees with the statements contained herein and if not stating the respects in which it does not agree.

  The decision to change accountants was recommended and approved by the board of directors or an audit or similar committee of the board of directors; and

  There were no disagreements with the former accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection the period 2002 and 2003 and any subsequent period preceding the date of the dismissal.

  SiteWorks Inc has retained Bagell Josephs & Company LLC, effective July 12, 2004 to audit the 2003 and 2002 statements.

  SiteWorks Inc is responsible for the adequacy and accuracy of disclosure in this filing, and SEC staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and SiteWorks may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

  Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.

  2534 N Miami Ave Miami Florida 33140
  P O Box 331238 Miami, Florida 33133
  Phone 305 573 9339Fax 305 573 9495
        www.mysiteworks.net

Date: January 11, 2005	/s/ C. Michael Nurse
Chief Executive Officer